Annual Report

Cover Page

Name of issuer:

Snapwire Media, Inc.

Legal status of issuer:

Form: Corporation
Jurisdiction of Incorporation/Organization: DE
Date of organization: 8/1/2012

Physical address of issuer:

3905 State Street
Santa Barbara CA 93105

Website of issuer:

https://www.snapwi.re/

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Current number of employees:

17

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$637,728.00	$221,948.00
Cash & Cash Equivalents:	$240,293.00	$71,303.00
Accounts Receivable:	$395,557.00	$148,983.00
Short-term Debt:	$41,378.00	$53,876.00
Long-term Debt:	$776,640.00	$110,000.00
Revenues/Sales:	$1,408,401.66	$511,848.00
Cost of Goods Sold:	$528,622.00	$176,419.00
Taxes Paid:	$0.00	$0.00
Net Income:	($60,924.00)	($140,702.00)

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Snapwire Media, Inc.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Allen Morgan	Investor	Self	2018
Chad Newell	CEO	Snapwire	2012
Ryan Dewane	COO	Snapwire Media, Inc.	2018
Brian Coryat	Investor	Self	2018

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Chad Newell	CEO	2012
Chad Newell	CEO	2012
Ryan Dewane	COO	2018

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering

No principal security holders.

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

> **Snapwire is a development-stage company with limited operating history, minimal operating capital, no significant assets and no revenue from operations. If we cannot raise enough investment capital in the future, we may not survive.**

We have minimal operating capital and, even if we raise $750,000 in this offering, for the foreseeable future we will be dependent upon our ability to finance our operations from the sale of additional equity or other financing alternatives. We have a history of accumulated deficits that may continue into the foreseeable future. Startups often depend on raising several rounds of additional capital until they're profitable. There can be no assurance that we will be able to successfully raise operating capital. The failure to successfully raise operating capital could result in our bankruptcy or other event which would have a material adverse effect on us and our stockholders. We have no significant assets or financial resources, so the failure to raise sufficient operating capital could put your investment dollars at significant risk.

Between September 21st, 2016 and December 9, 2016, we conducted an equity crowdfunding offering on StartEngine.com where we successfully raised $176,794.
Prior to commencing the offering, from approximately August 1, 2015 to March 1, 2016, we had received indications from potential investors interested in investing in an offering of approximately $13,000,000 from 2,300 potential investors in two Test The Waters Campaigns while the company explored the possibility of raising proceeds under Title IV of the Jumpstart Our Business Startups Act (JOBS) of 2012. On this offering, there can be no assurance that potential investors who expressed interest in investing during our Test The Waters Campaigns will invest in this present offering on WeFunder. At this time we do not have plans to conduct an offering under Title IV of the JOBS Act.

Competition in our industry is intense, and we may not be able to compete successfully.

The mobilestock/microstock image industry is highly competitive. Our competitors have greater financial and other resources than we do. Increased competition has caused the mobilestock/microstock industry to change, as our competitors seek to lower costs, further inWe must continue to attract and retain both photography creators and photography buyers in order for our business to be successful.
Our business is equally dependent upon two groups of people: those who take photographs and want to make them available for licensing and those who need photographs for various uses and are willing to pay for a use license. Our business cannot be successful – cannot operate – if we have one group but not the other. In addition, the numbers of creators and users each must continue to grow or our business could suffer. If the number of photo users does not grow, we may not be able to attract large numbers of photographers and encourage them to use and continue to use our website to post their work. If the number of photographers – and the photos they produce – does not grow, we may not be able to attract and retain large numbers of photography users who demand a steady supply of fresh, new material from which to choose.

Our business also depends on constantly improving photography quality. If we are unable to attract higher skilled and talented photographers to our website, we may not be able to attract the larger, higher paying photo customers, such as large corporations and advertising agencies. Conversely, if we aren't attracting more prestigious photo users, we may not be able to attract top-rated photographers.creasing pressure on the industry's profit margins. Heightened competition, significant pricing initiatives or discount programs established by competitors or new entrants could create additional competitive pressures that reduce margins and adversely affect our business, financial condition and results of operations.

Our goal of generating a greater percentage of our revenue from large companies could require more resources to provide the services required, which could increase our operating costs and hurt our business.

Part of our growth strategy is to focus on attracting more of the larger companies that have digital image needs. Historically most of our revenue has come from medium- and small-sized companies. By working with larger companies, we may face increased service requirements, greater indemnification requirements, more intense pricing pressure, and the need for additional working capital to accommodate the larger receivables and collections issues that are likely to occur as a result of being paid on credit terms. If we are unable to adequately address those demands, it may affect our ability to work with greater numbers of large companies, which may adversely affect our results of operations and future growth.

We may not be able to increase the awareness of our brand in the marketplace as quickly or as effectively as is necessary to insure revenue growth.

To increase revenues we must expand our photographer and photo-user pools. To accomplish this, we must increase our visibility in the marketplace. Potential customers and image creators must be aware we exist and be able to find us. We need to demonstrate how our website can be useful to them. That could require us to devote more resources to marketing efforts, including advertising and other expenses, to build public awareness of our brand.

Even with an enhanced marketing effort, there is no guarantee that we will be able to increase the number of new visitors to our website and in turn, convert them into contributing photographers or paying customers. Any number of conditions could affect the success of our marketing efforts, including a poorly executed campaign, the failure to expand our photo library to keep customers coming back for more, or an inability to keep up with new technologies, which could have a negative impact on user experience with our website and adversely affect our results of operations and future growth.

Our photographers are free to post the images they create on multiple microstock platforms, including our competitors' websites.

Conforming to the industry standard, we do not limit where our photographers can post their images online. The exception is if the photographer agrees to an exclusivity deal with Snapwire. Otherwise, a particular photo can be available for licensing in numerous Internet marketplaces in addition to ours, which means we could lose potential revenue if customers choose to buy that photo through another website. In addition, having a photographer's work available on other websites could hurt our branding efforts to distinguish ourselves from our competition and could cause confusion for customers, which could hurt our financial condition.

Expanding beyond our current business model could result in additional risks.

We intend to add new services on our website, such as offering video or listing local photographers who will accept in-person photo assignments. These or other new services could result in new costs of doing business. There could be new expenses associated with tackling new and different competition, meeting new infrastructure requirements and solving new legal and regulatory challenges. We can't guarantee revenues earned from providing new services will cover potential expenses.

If we engage in mergers or acquisitions, or if we invest in new businesses, we will be subject to additional risks.

We may acquire new businesses, invest in or enter into joint ventures with other businesses, develop new businesses internally or close or consolidate businesses. Failure to execute on any of these in a satisfactory manner could adversely affect our future results of operations and financial condition. Performance of any of these efforts may divert attention of management from operating our existing business and we may not effectively evaluate target companies, investments or investment partners or assess the risks, benefits and cost of buying, investing in or closing businesses or of the integration of acquired businesses. These activities may not meet our performance and other expectations and may expose us to unexpected or greater-than-expected costs, liabilities and risks.

The threat of unauthorized use of our photography is ever-present and is a source of lost revenue.

Although intellectual property laws are designed to protect our images, they can't always be effectively enforced, especially in certain countries outside of the United States. Therefore there is always the threat of people using our photos without authorization and without paying a licensing fee. We cannot guarantee this won't happen and if it does, it equates to money lost. We cannot guarantee that we will be able to prevent the unauthorized use of our digital imagery or that we will be successful in stopping such use once it is detected.

In addition, there is the chance that photographers posting on our website and our customers may attempt to bypass our services and work with each other directly, outside of Snapwire's platform. Such behavior would be in violation of our terms of use agreement and would result in lost revenues.

We may be subject to infringement claims by third parties asserting rights to photographs on our website.

Photographers must affirm that they hold the rights or releases to the photographs they submit for licensing on our website. Even though we have a review process, we cannot guarantee that all photos in our library are properly released. As a result, we may be subject to infringement claims or other legal action by third parties. Because of this possibility, we indemnify all photo buyers for up to $10,000 in legal costs and damages they incur from using an image they license from us. We also offer special contracts and agreements for some customers with larger indemnification amounts. If we are unable to maintain sufficient insurance coverage for financial reasons to protect us from losses, our business could be affected. Any claim against us whether meritorious or not could hurt us financially, harm our reputation and affect the success of our business.

Any third-party claims of infringement or other intellectual property rights violations could be costly and could substantially hurt our business.

Third parties may in the future assert that we have infringed, misappropriated or otherwise violated their intellectual property rights, and as we face increasing competition, the possibility of intellectual property rights claims against us grows. Existing laws and regulations are evolving and subject to different interpretations, and new laws or regulations may be enacted. It is possible that we are or will be infringing on or violating third-party intellectual property rights or rights related to technology use.

It may be necessary to devote significant personnel time and financial resources to defending against infringement or misappropriation claims. If judgment is against us, we may be required to pay damages and attorneys' fees; we may be ordered to cease making, licensing or using content that we infringed or misappropriated; we may be forced to expend additional development resources to redesign our technology; we may have to enter into potentially unfavorable royalty or license agreements in order to use necessary technologies, content, or materials; and we may need to indemnify our partners and other third parties. Royalty or licensing agreements may be unavailable on terms acceptable to us, or not available at all.

If we fail to protect our intellectual property, our business could be harmed.

We make a significant effort to protect our intellectual property rights including our trade secrets, trademarks, copyright and those rights pertaining to our online marketplace and search algorithms. Even with our efforts to protect our rights, there is a possibility that parties lacking authorization will attempt to copy our intellectual property and use our trade secrets. If that should happen, our business could be harmed. In addition, we may be forced into litigation, which often is expensive and time-consuming, to protect our trade-secret rights. The outcome of such litigation could have a negative impact on our competitive position. We also may need to protect our intellectual property rights in proceedings before governmental administrative bodies both in the U.S. and abroad. Keeping watch over those rights may become more difficult and costly as we expand into new countries, especially those lacking strong laws protecting intellectual property. Our efforts to protect our property rights could be a drain on our resources and affect our business bottom line. We also may fail to obtain or maintain trade secret protection, and as a result, our competitors could acquire our trade secrets or independently develop unpatented technology similar to ours or competing technologies, which could adversely affect our competitive business position.

We hold trademarks for our brand names and own our Internet domain name. Any unauthorized use of those names or challenges to our rights to them could affect our business.

We have registered the name "Snapwire" as a trademark in the United States. Even so, our competitors could choose to use our names or purchase rights to names similar to ours as Internet search terms, which could cause confusion for the public and interfere with our efforts to build our brand. There also is the possibility that owners of other trademarks with elements similar to our name could make infringement claims against us, which could harm our reputation and affect our business.

We own the www.snapwi.re Internet domain name and various other related domain names. However, domain regulatory bodies could change their policies and rules in ways that will have an impact on the effectiveness of our brand-identifying domain name in the United States or in other countries where we conduct business now or in the future and that could affect the success of our business.

If we do not successfully integrate past or potential future acquisitions, our business could be adversely affected.

We may pursue acquisitions in the future to enhance our business offerings. The benefits resulting from an acquisition could take a significant amount of time to – or may never – emerge. Future acquisitions or investments could result in dilutive issuances of equity securities, use of large amounts of cash or incurrence of debt, contingent liabilities or amortization expenses. Any of these could adversely affect our financial condition.

In addition, integration of a new company's operations, assets and personnel with ours could consume a considerable amount of management's time. There are other potential risks associated with acquisitions, including outstanding, unforeseen or hidden liabilities, information security weaknesses, inability to generate revenue to offset the cost of acquiring a company, and the potential for losing or harming relationships with our customers, suppliers and employees.

We may need to raise additional capital in the future with no guarantee we will be able to do so on acceptable terms or at all.

We expect to continue to invest in our business to help it grow and we may require additional funds for such things as infrastructure and technology improvements, developing new website features, adding to our personnel or acquiring a company.

We may need to seek equity or debt financings. If either or both were to happen, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any future debt financing could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters. That could make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our business growth could suffer and our ability to respond to business challenges could be harmed.

The processes we use to collect customer payments carry potential risks that could affect our operating costs and harm our financial condition.

We pay fees for certain payment methods, including credit and debit cards, which could increase in the future and affect our operating costs. In addition, as new payment methods become available, new regulations and the potential for fraud may have a negative impact on our operations. If rules and certification requirements related to electronic funds transfers should change to the point where we could no longer comply with them or it would be difficult to do so, we could face fines or higher transaction fees or lose the option of accepting credit or debit card payments.

A number of laws and regulations relating to money laundering, international money transfers, privacy and information security and electronic fund transfers apply to us. If we were found to be in violation of applicable laws or regulations, we could be subject to civil and criminal penalties or be closed down altogether.

The non-payment of amounts due to us from certain of our larger customers may negatively impact our financial condition.

Our revenue generated through direct sales to large organizations has grown and historically represented less than 15% of our total revenue. In 2017, we anticipate generating revenue from at least one customer that may represent greater than 20% of our total revenue. Some of our major customers purchase our products on credit and therefore we assume a credit risk for non-payment in the ordinary course of business. Although we evaluate the credit-worthiness of new customers and perform ongoing financial condition evaluations of our existing customers, there can be no assurance that our allowances for uncollected accounts receivable balances will be sufficient. As our direct sales continue to grow, we expect to increase our allowance for doubtful accounts primarily as the result of increased sales to customers who pay on credit.

The risk of earthquakes, fires and other natural disasters plus human-caused disruption such as crime or terrorism could have a negative impact on our business.

Interruption of our operations caused by a natural disaster such as an earthquake or human impact such as a break-in, terrorist attack, human error or computer failure could negatively and materially affect our financial condition. This is especially true if our insurance coverage is insufficient to cover our losses. Our servers also may be vulnerable to computer viruses and hackers, which could cause business interruptions or delays or loss of proprietary information, including private customer data, which could negatively affect our business. Because we are a web-based business, fully functioning and dependable technological operations are essential. If they were to fail even temporarily, we could face high maintenance costs as well as run the risk of losing our customers and our contributing photographers, which would be harmful to our business.

If we experience significant growth and we fail to effectively manage it, our business and operating results may suffer.

If we experience significant growth, we will experience demands on our management and our operational and financial infrastructure that will require us to commit substantial financial, operational and technical resources to management. Continued growth could also strain our ability to maintain reliable operation of our online marketplaces for our customers and contributors, develop and improve our operational, financial and management controls, enhance our reporting systems and procedures and recruit, train and retain highly skilled personnel. If our operations grow, we will need to improve and upgrade our systems and infrastructure, which will require significant expenditures and allocation of valuable management resources. If we fail to allocate limited resources effectively in our organization as it grows, our business, operating results and financial condition will suffer.

Because the mobilestock industry is relatively new and constantly changing, it is difficult to project our performance and whether we will be successful.

Our operational history is limited and our business plan is based on assumptions about the digital photography market that may or may not prove to be accurate.

The demand for in-the-moment photos shot on cell-phone cameras may not be as healthy as we think and may not have the growth potential we are forecasting. In addition, we may not be able to meet the needs of the evolving marketplace. For example, we may not be able to retain our existing customers and attract new ones, provide the type of photography they demand, compete with other mobile stock providers or keep pace with technological advances required to accommodate and satisfy a growing customer and photographer base located in the United States and abroad. Because of our relatively brief history, we cannot guarantee we will overcome all hurdles in our path and you should not look at our past growth achievements as indicators of future success.

The mobilestock (microstock) industry is extremely competitive and that could hamper our ability to succeed.

The mobilestock or microstock industry encompasses companies that source their photos almost exclusively through the Internet. They accept images that are shot by amateurs as well as professional photographers and they license them for relatively low prices and royalty free. The industry is getting more and more crowded as cell-phone camera technological advances make it easier for greater numbers of people to take quality photographs. The result could be lower prices paid for photos, thinner profit margins and a reduction of our share of the market.

Our competition includes everything from other online image marketplaces such as Shutterstock, Twenty20 and Fotolia, to stock photo agencies like Getty Images, to photo-sharing websites like Instagram to traditional commissioned photographers and photo agencies. Many of our competitors are larger and better capitalized than we are.

Our competitive edge could be affected by the competition's pricing strategies, the amount of resources they devote to marketing efforts, the public's awareness of their brands and their quicker response to advances in technology. In addition, we may not be able to compete with the fees paid to contributing photographers or the ease-of-use of competing online platforms. If photographers stop uploading content to our website or remove past content, our business will suffer. If the competition develops new products or technologies, our offerings could be seen as less desirable to the buyers of digital images, which could adversely affect our financial condition.

The number of competitors could grow as technology makes it easier to enter the microstock space.

The barriers are relatively low for creating a microstock website and that, along with the potentially huge market for digital images thanks to social media, could add to the competition we face. New competitors could have the ability to raise large amounts of money, and through ambitious marketing could surpass our brand awareness. They could siphon off both our paying customers and our contributing photographers, which could hurt our business.

Plans to expand our international operations could affect our financial condition.

Expanding our international presence is an important aspect of our plans for growth. With those efforts come potential costs and risks that could affect our business success. We do not have experience operating abroad and working with different languages, cultures, government regulations and legal systems. We may need to devote substantial time and resources to opening branch offices in foreign countries, learning to satisfy the preferences and needs of foreign markets, understanding and complying with local laws and regulations applicable to our business, protecting our intellectual property rights beyond the reach of U.S. protections, and navigating foreign tax laws that could be financially detrimental. We may not be able to meet our goals for international expansion.

Much of our business depends on our customers' advertising and marketing budgets, which fluctuate with the state of the world economy.

Demand for digital images tends to ebb and flow with the size of corporate marketing budgets. The healthier the budgets for marketing and advertising campaigns, the greater the need for large numbers of photos, which helps our business to thrive. In this way, our financial condition is tied in with the world economy. When the economy is weak, companies may cut their advertising expenditures and their need for photos. During hard economic times, we may be unable to retain our existing customers or attract enough new ones, which could cause our business to suffer.

Changes in currency exchange rates could have an adverse impact on our business.

Our business results are expressed in U.S. dollars, including revenues and expenditures originating in other countries where local currency is used. The currency exchange rate – the status of the U.S. dollar as compared to the rest of the world's currency – could dictate whether our revenues meet expectations. A strong U.S. dollar, for example, could result in decreased revenues after conversion of foreign money. Similarly, we pay our contributing photographers based abroad in U.S. dollars. When the dollar is strong, that expenditure is higher. As exchange rates vary, our sales and other operating results may differ materially from what was projected. Our revenue from international sources is immaterial at this time.

We must insure that our website always provides for a positive user experience in order to encourage customer loyalty.

If we are unable to meet both our photographers' and photo users' expectations for using our website, our business could suffer. Photo buyers must be able to search for and find the image they are looking for quickly and efficiently. Purchasing that photo and downloading it at the desired resolution must be a simple process. Photo creators must be able to quickly and easily upload their pictures, including from mobile electronic devices. If we are unable to keep our search algorithms, our mobile applications, and our upload and download technology up-to-date and as effective or better than our competitors' systems, we may not be able to retain our existing customers and photographers or attract new ones.

We must routinely upgrade our technology to stay current and competitive in order to continue to grow.

To stay competitive, we must insure our technology infrastructure is up to date so that it functions without disruption and our website continues to have the features the market demands. For financial and other reasons, we may not be able to keep up with the pace of improvement enjoyed by our competitors and as a result, we may lose business. We currently do not have specific plans for any infrastructure upgrades that would require significant capital investment. In the future we will need to improve and upgrade our technology, database systems and network infrastructure in order to allow our business to grow in both size and scope.

If access to our website or the functioning of our online services is interrupted due to technological issues, our reputation and results of our business operations could be negatively affected.

Our customers and the photographers who use our website expect it to be operational 24 hours a day, 365 days a year. Anything less could cause them to think negatively about us and could discourage them from doing business with us, which could hurt our financial condition. A technological breakdown that leaves our website inaccessible even for a brief period could result in negative publicity and damage to our reputation that could take a long time to repair. A loss of website function could happen anyway due to any number of factors, including online viruses, security breaches, network or power failures or a high volume of visitor traffic. In addition, our operations could be negatively affected by a service failure on the part of third-party companies we hire and depend on for maintenance of our data centers, hosting of our applications and keeping us connected to the Internet, among other services. If these companies become undependable or unavailable, our business could be adversely affected. Depending on the cause of the service interruption, we may not be able to correct it quickly or at all.

We could be subject to hackers and other cyber-criminals despite our security measures, putting our customers' private information at risk and exposing us to possible litigation and loss of reputation.

The security measures we take to protect confidential information we collect from our customers – especially credit card information – may not be able to prevent all cybercrime attacks. If our systems are invaded by hackers, viruses, malware or other attackers, confidential information could be misappropriated and our operations could be interrupted and violated. Our computer systems and data could be compromised without our being aware of it. The result could be expenditure of significant amounts of money to add protection against security breaches or to repair the damage done. We also could harm relationships we have with payment networks, which might ban us from processing our customer transactions. In addition, if third-party services we use to conduct our business, like email, were interrupted or if they threatened confidential data, we could face expensive litigation. The result of serious security breaches could be the loss of business and loss of our reputation, which could affect our financial condition. We also could be found in violation of state, federal and international law, exposing us to fines, lawsuits, criminal penalties and other costs.

The technologies we depend on to secure the transmission of confidential information are licensed from third parties and could malfunction or could be breached. In addition, the vendors providing our co-location and cloud services may not have the capability to sufficiently prevent security breaches and other issues that could affect the integrity of information that is stored in and passed through their systems.

We are liable if fraudulent credit card transactions occur because we don't collect a cardholder's signature. However our insurance policy protects us from significant loss due to credit card fraud. We so far have not suffered major losses from credit card fraud but the risk is ever present.

Because we have developed some of our technology using "open source" software, restrictions may apply as to how we use or distribute our services or we may be required to publicly release portions of our source code.

Open source software sometimes is subject to third-party licenses that could restrict our software and services. These licenses generally require the source code that is covered to be made available to the public, including any modifications that have been made. If portions of our proprietary technology is deemed covered by an open-source license, we could be ordered to release them to the public or re-engineer those portions, or we might be limited in the licensing of our technologies. If any of these events were to occur, the value of our services and technologies could decline or the need for them eliminated, which would adversely affect our ability to stay in business or to grow.

Our business hinges on a strong and dependable Internet.

If the Internet infrastructure should decline in its capabilities, making it less useful and less desirable of a communications tool, our business could be adversely affected.

Our business depends on continued maintenance of the Internet infrastructure to support uninterrupted access to the services it provides or will provide. This includes accommodating expected growing numbers of users and increasing bandwidth requirements. Issues related to viruses, malware and other programs that affect the Internet's performance, causing outages and service delays, could negatively affect our business operations.

As government regulation of the Internet evolves, our business could be adversely affected.

Changes in laws governing the Internet could make it more difficult for us to conduct our business. Depending on what actions lawmakers in the United States and abroad take, the Internet could become less popular among the public and its growth could stagnate. New laws or new legal interpretations could affect such things as online contracts, credit card fraud, advertising, taxation, privacy, copyrights, consumer protection, intellectual property infringement and more. The cost to comply with new laws or regulations could be significant and would increase our operating expenses. Different countries around the world may implement more restrictive laws than the U.S. Plus, many of the laws that are being applied to Internet commerce remain untested in the courts, leaving unanswered questions about future enforcement and their impact on our business and financial condition. We must keep abreast of differing Internet-related laws in all of the countries in which we provide content licensing. Failing to comply could affect our business operations.

Our future success depends on our management team and our ability to attract, retain and motivate qualified personnel.

Our future success largely depends on our founder, sole director and chief executive officer, Chad Newell, who has extensive experience in the stock-photo industry. If he or other members of our management team, including technical and marketing personnel, were to leave Snapwire, we might not be able to find replacements who could implement our business strategy. This could have a material adverse impact on our business, our financial condition and results of operations. If any of our managers were to join or start a new, competing business, we could lose customers and photographers. There could be costs involved in recruiting and retaining replacement personnel. We do not hold “key person” life insurance. We may not be able to attract additional employees we might need in the future in order to effectively manage and grow our company, which would affect our success.

Failure to preserve our corporate culture as our company grows could have an impact on our staff’s ability to remain innovative and work effectively as a team.

We have invested time and energy in developing a team of employees that values and encourages innovation and creativity. If we were to lose our company culture as we are transformed into a public and growing company, pursuit of our corporate objectives could be compromised and our business could suffer.

No public trading market for your shares exists, and we do not have plans presently to apply for listing of our shares on any securities exchanges or online securities marketplaces. Consequently, it will be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount to the public offering price.

The shares offered hereby may not be sold or transferred for one year. There is no public market for our shares, and we currently have no plans to list our shares on a stock exchange or other trading market. Until our shares are listed, if ever, you may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards. If you are able to sell your shares, you would likely have to sell them in an illiquid market at a substantial discount to the price you paid for the shares in this offering. It is also likely that your shares would not be accepted as the primary collateral for a loan. Because of the illiquid nature of our shares, you should purchase our shares only as a long-term investment and be prepared to hold them for an indefinite period of time.

If we do not successfully implement a liquidity transaction, you may have to hold your investment for an indefinite period, and we have no current plans to pay cash dividends on our common stock for the foreseeable future.

Our charter does not require our board of directors (our sole director) to pursue a liquidity transaction. Market conditions and other factors could cause us to avoid a liquidation or other type of liquidity transaction, such as a merger or sale of assets. We cannot guarantee that we will be able to liquidate all assets. If we do not pursue a liquidity transaction, or delay such a transaction due to market conditions, your shares may continue to be illiquid and you may, for an indefinite period of time, be unable to convert your investment to cash easily and you could suffer losses on your investment. In addition, we intend to retain future earnings, if any, for future operations, expansion, and debt repayment and have no current plans to pay any cash dividends for the foreseeable future.

Chad Newell, our founder and sole director, and other significant investors will control approximately 40% of our outstanding shares of common stock after this offering, and this concentration of ownership may have an effect on transactions that are otherwise favorable to our stockholders.

When this offering is completed, our founder and sole director, Chad Newell, will beneficially own approximately 40% of our outstanding shares of common stock, making him our largest stockholder. As a result, Mr. Newell will have the ability to influence control of the outcome of matters submitted for stockholder approval, including the election of directors. This concentration of ownership may impede a change in control, and could hold up decisions on some transactions when Mr. Newell’s support is necessary, no matter the effect of the transactions on other stockholders.

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment.

We expect to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Ownership and Capital Structure

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common Stock	30,000,000	18,863,462	No
Series Seed Preferred Stock	12,400,000	0	No

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	0
Options:	1300774

24. Describe the material terms of any indebtedness of the issuer:

Convertible Note

Issue date	03/24/12
Amount	$400,000.00
Valuation cap	$4,000,000.00

Convertible Note

Issue date	10/26/13
Amount	$215,000.00
Valuation cap	$4,000,000.00

Convertible Note

Issue date	12/28/13
Amount	$105,000.00
Valuation cap	$4,500,000.00

Convertible Note

Issue date	11/22/14
Amount	$785,000.00
Valuation cap	$5,000,000.00

Convertible Note

Issue date	05/23/15
Amount	$106,000.00
Valuation cap	$3,000,000.00

Convertible Note

Issue date	05/23/15
Amount	$325,000.00
Valuation cap	$6,000,000.00

Convertible Note

Issue date	03/26/16
Amount	$120,000.00
Valuation cap	$4,500,000.00

Convertible Note

Issue date	03/31/17
Amount	$60,000.00
Interest rate	4.0% per annum
Discount rate	15.0%
Valuation cap	$8,000,000.00
Maturity date	10/14/18

In March of 2017, we raised $60,000 from one new investor on a Convertible Note. The 2017 Convertible Note bears interest at 4% per annum and is unsecured and due and payable on October 14, 2018. All principal and accrued interest under the Notes shall automatically convert into a class or series of securities substantially identical to that issued in a qualified financing and on the same terms and conditions as such transaction, but at a price per share equal to the lower of (i) 85% of the price per share sold in such transaction; or (ii) the price per share implied by a $8,000,000 pre-money valuation of the Company. As a condition to the investment, 649,704 warrants against our common stock was issued to the investor at a price per share of .40 cents per share.

Convertible Note

Issue date	09/14/17
Amount	$50,000.00
Interest rate	4.0% per annum
Discount rate	15.0%
Valuation cap	$6,000,000.00
Maturity date	03/14/19

In September 2017 we raised $50,000 from one new investor. The 2017 Convertible Note bear interest at 4% per annum, are unsecured, are due and payable on March 14, 2019. All principal and accrued interest under the Notes shall automatically convert into a class or series of securities substantially identical to that issued in a qualified financing and on the same terms and conditions as such transaction, but at a price per share equal to the lower of (i) 85% of the price per share sold in such transaction; or (ii) the price per share implied by a $6,000,000 pre-money valuation of the Company.

Convertible Note

Issue date	02/28/18
Amount	$782,000.00
Interest rate	2.0% per annum
Discount rate	25.0%
Valuation cap	$8,000,000.00
Maturity date	08/28/19

In February 2018, we issued a convertible note payable ("Note") in the amount of $780,000 to various investors. The Note is unsecured, bears interest at 2%, per annum and due and payable, with all accrued interest, on August 28, 2019. The Notes are convertible into an $8,000,000 market capitalization with a 25% discount to the offering price.

Notes issued from 2012 through 2016 converted to equity.

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
12/2013		Convertible Note	$105,000	General operations
11/2014		Convertible Note	$785,000	General operations
5/2015		Convertible Note	$325,000	General operations
5/2015		Convertible Note	$106,000	General operations
3/2016		Convertible Note	$120,000	General operations
12/2016	Regulation Crowdfunding	Common	$176,794	General operations
3/2017	Section 4(a)(2)	Convertible Note	$60,000	General operations
4/2017	Regulation Crowdfunding	SAFE	$183,197	General operations
9/2017	Section 4(a)(2)	Convertible Note	$50,000	General operations
2/2018	Section 4(a)(2)	Convertible Note	$782,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☐ Yes
☑ No

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Snapwire connects proven photographers, who shoot authentic & affordable royalty-free photos, to businesses & brands. Commercial photography is a $10 billion market, with 61% of revenue coming from commissioned work and 39% coming from stock photo libraries. Snapwire combines the best of both worlds, allowing customers to both browse our massive photo database or commission specific shoots. We're scrapping the traditional photography model and bringing it to 2017. Even Adobe has partnered with us. Next up? Recently released features expand our service into the consumer needs space.

Milestones

Snapwire Media, Inc. was incorporated in the State of Delaware in August 2012.

Since then, we have:

- 1800 clients worldwide such as LinkedIn, Scholastic, Google, and Hertz
- Over 330,000 photographers in 180 countries
- 15K people sign up for Snapwire every single month
- Partners include Adobe and Google
- Previously raised $180K from 164 accredited and non-accredited investors with Reg CF

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2018, the Company had revenues of $1,408,401.66 compared to the year ended December 31, 2017, when the Company had revenues of $511,848. Our gross margin was 62.47% in fiscal year 2018, compared to 65.53% in 2017.
- *Assets.* As of December 31, 2018, the Company had total assets of $637,728, including $240,293 in cash. As of December 31, 2017, the Company had $221,948 in total assets, including $71,303 in cash.
- *Net Loss.* The Company has had net losses of $60,924 and net losses of $140,702 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.
- *Liabilities.* The Company's liabilities totaled $818,018 for the fiscal year ended December 31, 2018 and $163,876 for the fiscal year ended December 31, 2017.

Liquidity & Capital Resources

To-date, the company has been financed with $176,794 in equity, $2,948,000 in convertibles, and $185,000 in SAFEs.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Snapwire Media, Inc. cash in hand is $240,293, as of December 2018. Over the last three months, revenues have averaged $351,477/month, cost of goods sold has averaged $168,932/month, and operational expenses have averaged $302,639/month, for an average burn rate of $120,094 per month. Our intent is to be profitable in 0 months.

Accrued revenues increased to $1,408,401.00. This increase was attributable primarily to an increase in the general public's awareness of the service as advertising expenses did not significantly increase.

In 2018, we continued to have three primary revenue sources: (1) Photo Creative Briefs (projects called Requests or Challenges); (2) stock photography library sales; and (3) subscription sales that allow a subscriber access to a certain amount of photographs each period of the subscription. We act as the principal for the sale of stock photography and subscription services, so we recognize revenue related to stock photography and subscription sales on a gross basis. For Creative Briefs we act as the agent in the transaction, so we receive a fixed percentage of the transaction. Therefore Creative Briefs revenue is recognized on a net basis

As we continue to build our stock photography library, we anticipate that an increasing portion of our revenue will be derived from higher margin stock photography and subscription sales. The leading source of revenue will come from our Creative Brief products where we intend to deploy capital to achieve sales goals in 2019.

In February 2018 Snapwire closed a bridge round of financing that netted the company over 780,000.00 in proceeds. Additionally, the company has engaged in 5 additional large enterprise customers providing predictable revenue for the next several months. These revenues should have a significant impact on 2018 revenue figures.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and

- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

https://www.snapwi.re//invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix C: Financial Statements

- Financials 1
- Financials 2
- Financials 3
- Financials 4
- Financials 5
- Financials 6

Appendix D: Director & Officer Work History

- Allen Morgan
- Brian Coryat
- Chad Newell
- Ryan Dewane

Appendix E: Supporting Documents



SNAPWIRE

2018 Report

Dear investors,

We're proud to have ended the year by meeting our 2018 plan and nearly tripling sales. I always think it is a good reminder to our investors how we see ourselves servicing the market - Snapwire is a two-sided marketplace where our most talented supply-side users support 3 types of custom visual content briefs for paying demand users (paying customers):

1. on-brand Location Based visual content needs

2. on-brand Product Based visual content needs

3. on-brand Library visual content needs

We need your help!

Snapwire's ICP is any company with a marketing budget of 10M or more. If you have introductions to marketing teams of 5+ we would appreciate the introductions. Ideal titles are Marketing and Brand Managers, Content Managers, Social Media Managers and Directors of Photography. Snapwire's case studies page is comprehensive and valuable resource to share with your own professional network.

Sincerely,

Chad Newell

CEO

Our Mission

Commercial photography is a $10 billion market, with 61% of revenue coming from commissioned work and 39% coming from stock photo libraries. Snapwire combines the best of both worlds, allowing customers to both browse our massive photo database or commission specific shoots. We're scrapping the traditional photography model and bringing it to 2017. Even Adobe has partnered with us. Next up? Recently released features expand our service into the consumer needs space.

See our full profile

How did we do this year?

Report Card

A+

The Good

We nearly tripled sales over 2017.

We grew our global footprint to 500,000 registered users.

We opened operations in Toronto, ON Canada

The Bad

It was difficult to manage initial growth.

Working with a distributed team is difficult.

We had to turn down a few customer opportunities to remain focused on our ICP.

2018 At a Glance

January 1 to December 31


$$$$

$1,408,402 +175%

Revenue



-$60,924

Net Loss


IOU!

$41,378 [23%]

Short Term Debt



$782,000

Raised in 2017



$240,293

Cash on Hand

INCOME | BALANCE | NARRATIVE

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

Snapwire connects proven photographers, who shoot authentic & affordable royalty-free photos, to businesses & brands. Commercial photography is a $10 billion market, with 61% of revenue coming from commissioned work and 39% coming from stock photo libraries. Snapwire combines the best of both worlds, allowing customers to both browse our massive photo database or commission specific shoots. We're scrapping the traditional photography model and bringing it to 2017. Even Adobe has partnered with us. Next up? Recently released features expand our service into the consumer needs space.

Milestones

Snapwire Media, Inc. was incorporated in the State of Delaware in August 2012.

Since then, we have:

- 1800 clients worldwide such as LinkedIn, Scholastic, Google, and Hertz
- Over 330,000 photographers in 180 countries
- 15K people sign up for Snapwire every single month
- Partners include Adobe and Google
- Previously raised $180K from 164 accredited and non-accredited investors with Reg CF

Historical Results of Operations

- *Revenues & Gross Margin*. For the period ended December 31, 2018, the Company had revenues of $1,408,401.66 compared to the year ended December 31, 2017, when the Company had revenues of $511,848. Our gross margin was 62.47% in fiscal year 2018, compared to 65.53% in 2017.
- *Assets*. As of December 31, 2018, the Company had total assets of $637,728, including $240,293 in cash. As of December 31, 2017, the Company had $221,948 in total assets, including $71,303 in cash.
- *Net Loss*. The Company has had net losses of $60,924 and net losses of $140,702 for the fiscal years ended December 31, 2018 and December 31, 2017, respectively.
- *Liabilities*. The Company's liabilities totaled $818,018 for the fiscal year ended December 31, 2018 and $163,876 for the fiscal year ended December 31, 2017.

Liquidity & Capital Resources

To-date, the company has been financed with $176,794 in equity, $2,948,000 in convertibles, and $185,000 in SAFEs.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Snapwire Media, Inc. cash in hand is $240,293, as of December 2018. Over the last three months, revenues have averaged $351,477/month, cost of goods sold has averaged $168,932/month, and operational expenses have averaged $302,639/month, for an average burn rate of $120,094 per month. Our intent is to be profitable in 0 months.

Accrued revenues increased to $1,408,401.00. This increase was attributable primarily to an increase in the general public's awareness of the service as advertising expenses did not significantly increase.

In 2018, we continued to have three primary revenue sources: (1) Photo Creative Briefs (projects called Requests or Challenges); (2) stock photography library sales; and (3) subscription sales that allow a subscriber access to a certain amount of photographs each period of the subscription. We act as the principal for the sale of stock photography and subscription services, so we recognize revenue related to stock photography and subscription sales on a gross basis. For Creative Briefs we act as the agent in the transaction, so we receive a fixed percentage of the transaction. Therefore Creative Briefs revenue is recognized on a net basis

As we continue to build our stock photography library, we anticipate that an increasing portion of our revenue will be derived from higher margin stock photography and subscription sales. The leading source of revenue will come from our Creative Brief products where we intend to deploy capital to achieve sales goals in 2019.

In February 2018 Snapwire closed a bridge round of financing that netted the company over 780,000.00 in proceeds. Additionally, the company has engaged in 5 additional large enterprise customers providing predictable revenue for the next several months. These revenues should have a significant impact on 2018 revenue figures.

Net Margin: -4%

Gross Margin: 62%

Return on Assets: -10%

Earnings per Share: -$3,384.67

Revenue per Employee: $82,847

Cash to Assets: 38%

Revenue to Receivables: 356%

Debt Ratio: 128%

Snapwire_BalanceSheet.pdf

Snapwire_ProfitandLoss.pdf

Snapwire_StatementofCashFlows.pdf

2018_GAAP_S_Financial_Statements-Notes.pdf

2017_GAAP_S_Financial_Statements.pdf

snapwirefinancials.pdf

We ❤ Our
354 Investors

Thank You For Believing In Us

Allen Morgan
Dave Morgan
Tom Glocer
Brian Lee
David A. Steinberg
Arjun Sethi
Russell Siegelman
Mark Kingdon
Brad Schwartz
Safa Rashtchy
Spencer Huang
Steven Chao, M.D.
Stefanie Narayan
Hashimoto Takao
Sadato Tanaka
Richard Jun
David Morgan
Hiten Shah
Robert Montes
Zimirah K. Benyehudah
Rem Darbinyan
Chirag Patel
Craig Vom Lehn
Lilian Onwuka
Alejandro Rioja
Birun Balami
Aalap Sharma
Marcus Lim
David Kermaani
James Peiser
Alfredo Alvarez
Larry Berman
Srinivasan Venkatarajan
James Donnell
Sumit Rathore
Charles D. Hicks
Jessie Daryl Cacafranca
Emily Connor
Romil Jayme
Serge-Eric Tremblay
Mk Anderson
Chris Calabrese
Timothy Mayeur
Caroline Hofmann
Ron Waksman
Brandon Lea
Saad ALSOGAIR
Sumit Kumar
Frederick Bancroft III
Richard A. Hart
Colin Meghoo
Matthew Stroia
Mike Henner
Monique Good
Chin Sin Yeo
Zeus Miguel
Marcus Dakota
Saravanan Kannapiran
Ganthimathi Kannapiran
Siddharth Hadke
Michael Rozenfeld
Joseph Yii
Mark Matzeldelaflor
Bill Combes
Wayne Greene
Jan Peter Schmitt
Craig Dunnavant
Betty Jane Ayers
Ann Lee
Brian Manley
Larry De JESUS
Joshua Davis
Fangwei He
Aaron B. Hyatt
Todd Hendricks
Richard Anderson
Matthew Erme
Amir Marashi
Anthony Sippio
Finn Kuusisto
Matthew Valentinas
Mikhail Samoylenko
Angela Danielson
Raymond Wu
Louie Tran
Robert Morgenstern
Abdulla Al Awani
Vahan Kajayan
Myer Bornstein
Ron Radu
Joseph CHRISTY
James Barnish

Michael Washington
Scott Li
Antonius Haryo Dewanto
Prashanth Rudramurthy
Josh Michael
Kim Johnson
Tommy To Tha Kitchens
Sanna Swanson
Mark Blankvoort
Aaron Sharp
Wayne Zbytovsky
Sabu Nadarajan
Don Schager
Trasey Green
Malik Nouman
Clay Curtin
Jonathan Percy
Manuel Roman Jr
Andrea Couzens
Dion Lancia
Maria Conwell
Vivian Lo
Daniel Epler
Scott Friedrich
Mazhar Mohad
Gary Ma
Lee Bell
Brent Clark Lundell Jr.
Ozberk Ercin
Juvane Spence
Stacy Smith
Zafrin Minoti
Derek Gould
Michael A Bell
Andrew George
Floyd Rogers
Rajat Rajbhandari
Tommy Shellberg
Michael Opoku
Dillon Eldridge
Aaron Emmanuel Marcillo
Kurt Dehut
Kok-Ching Lim
Anton Podviaznikov
Carlee Amelia Nesse
Shaheen Khatieb
Mike Williams
Joe Colburn
Claudia Wellington Step...
Dylan Bloyed
Kristina Kroot
Megan Dorien
Scott Fulk
Bryan Mitsuoka
Kelly Bell
Nico De Bruyn
Lyle Notice
Stefan Reinpold
Alan Hunter Fellows
Robert Woods
Brett Cruz
Philip Peterson
David Wiseman
Kyle Schember
Louis Robinson
Julie Potter
David J. Byrd
Jenda Kempf
Alex Kuzmenko
Hunter Durham
Eric Dean Jansson
Amy Qiu
David Klosowski
Santosh Kumar
Ronald Joseph Dugas
Kenneth Kurachi
Md Pham
Marcus Cuda
George R. Banta
David M Keith
Monica Liberatore
Johannes Guenther
Pamela L Broyles
Richard W RICHARDSON
Vladimir Aguilar
Gary Bell
Catherine Okekenta
John Zambrowicz
Clendon Ross
Stephen William WALLS
Spencer Savage
James Williams
Mark L. Brock
Mohammed S Rais
Robert H. Lewis
Ryan Dewane
Sean Malarkey
Fred George
Ronna Nemer
Johnathan Kelly
William Gray
Robert D Nock
Fenil Shah
Benjamin Jason Stirling
John Rasmussen
Philonease M. Fournier
Ryota Quirk
Yousef Awwad
Shelton Roper
Maia Isabel
Caroline Kearns

Erik Dwyer
Steven Ng
Patrick Eddington
Daniel Saurborn
James Merz
David Myers
John Pigott
Charles B. Urnick
Ben Hillman
Stuart Bunker
Vinod Govindharajan
Bernadette L Saviano
Craig Loop
Nandini Bhattacharya
Meredith Reeback
Tom Montgomery
Rachel Dolle
Richard Pagel
Jimmy L Bass
Patrick O'Day
James G. Holway
Hashim Bharoocha
Naveen Godwin
Dusty Stutsman
Bonaventure I. OGBODU
Mage Khim-Young
Dhaval Kapadia
Cecil Robertson
Luis Miguel Delgado
Richard V.HALE
Kyle Wong
Andrea Nall
Lokesh SURAPANENI
Jaraad Reynolds
Bryan Sarlitt
Julia Villalobos
Velmurugu Manoharan
Bassey Bassey
Steven Souris
Matthew Ochs
Anne M VanOrden
John Reilly
Cj Charvoz
Kenneth Shelton
Chris Cole
Paul Jackson
Nixon Augustin
Malia Flatt
Daniel T West
Sukrant Gupta
Sreenatha R Palnati
Midhat Qidwai
Chintan Gohel
Michael Fawcett
Brian Thomas
Julio Castellan
Leoonardo Jaurena
Paul Towers
Kody Bartz
Bruce Zakee Rasheed
Raphael Lajoux
Trent Cooksley
Miguel Cruz
Claudia Wolff
Norton F. Davis
Jaide Parson
Reginald Young
Taiwan Jermaine Dowd
Deepak Suri
Alexander Timian
Stephen Pettey
Jalil DeBose
Ernest Frasier
Mark Schroeder
Arvin M. Rhodes
Edward Kuhrt
Richard Bruce Walter
Robert Babcock
Rob Miller
Brian Swails
Tinnam T Chiu
Vivien Lok
Antonia David
Glenn Markov
Danny McKeon
Kevin Cooney
Karapet Gary Boyadjian
Edward Gene MUMPOW...
Barbara Parris
Tan Quan Nguyen
Chance Buell
Sara A. Kubek
Raul Padilla S
Carol Hamilton
Terrence R. Parker
Brandon MANN
La Vonne P. Ellis
Willi Malandruccolo
David Strickland
Heath Morrison
Herbert Simons
Wanda Taylor
John Brooks
Teresa Morrow
Joyce Davis
Gerald Schwab Jr
Marlene Shirley
Elizabeth Pasternak
Marco Marinovich
William Patterson
Jimmie Louis Jones

Jim Bazin
Heather O'Connor
Kalisha Brown
Mendel Bryski
Al LOPEZ
Darrell Russell
Howard Luis
Phat Chiem
Angelo Angeles
Sean Jordan
Yeo Chian Kwang Robert
Daniel Backman
Nathan Buchanan
Christian Foss
Asobari D. Amachree
Derrick Moss
Evan Hutnick
Jasmin Valentin
Donna Mallory
Erwin Analau
Meghan Redwine
Haya Khan
Affan Khan
Rinc Allen Burgmon II
Myles Daniel
Christian Centeno
Loren Winzeler
Elle Toussi
Guido J Cubellis
Hasti Amini
Sudheer Acholi
Hyun Jae Cha
Dianne Williamson
Jaydeep Thakker
Mark Dabu
Leila Shahrokhi
Sara Allen
Daniela Cunningham
Brian Long
Rachel Daniels

Thank You!

From the Snapwire Team



Chad Newell

CEO



Ryan Dewane

Creative Director and Product

Ryan's an active photographer and leads product development and creative direction. He graduated from the University of Colorado Boulder focusing on marketing and has worked for several startups.



Lexi Lim

Corporate Assignment & Community

Leads all corporate assignment needs. Lexi studied Communication and Psychology at the University of California, Santa Barbara. She is a photographer and loves all things creative.



Ervinna Roque

Support and Community

Ervinna handles photographers and buyers inquiries. Loves to help in any way she can and ensure everyone is happy and satisfied with our platform.

Details

The Board of Directors

DIRECTOR	OCCUPATION	JOINED
Allen Morgan	Investor @ Self	2018
Chad Newell	CEO @ Snapwire	2012
Ryan Dewane	COO @ Snapwire Media, Inc.	2018
Brian Coryat	Investor @ Self	2018

Officers

OFFICER	TITLE	JOINED
Chad Newell	CEO	2012
Ryan Dewane	COO	2018

Voting Power

No one has over 20% voting power.

Past Equity Fundraises

DATE	AMOUNT	SECURITY	EXEMPTION
03/2012	$400,000		
10/2013	$215,000		
12/2013	$105,000		
11/2014	$785,000		
05/2015	$106,000		
05/2015	$325,000		
03/2016	$120,000		
12/2016	$176,794	Common	Regulation Crowdfunding
04/2017	$184,652	Safe	Regulation Crowdfunding
02/2018	$782,000		Section 4(a)(2)
09/2017	$50,000		Section 4(a)(2)
03/2017	$60,000		Section 4(a)(2)

The use of proceeds is to fund general operations.

Convertible Notes Outstanding

ISSUED	AMOUNT	INTEREST	DISCOUNT	VALUATION CAP	MATURITY
03/24/2012	$400,000			$4,000,000	
10/26/2013	$215,000			$4,000,000	
12/28/2013	$105,000			$4,500,000	
11/22/2014	$785,000			$5,000,000	
05/23/2015	$106,000			$3,000,000	
05/23/2015	$325,000			$6,000,000	
03/26/2016	$120,000			$4,500,000	
03/31/2017	$60,000	4.0%	15.0%	$8,000,000	10/14/2018
09/14/2017	$50,000	4.0%	15.0%	$6,000,000	03/14/2019
02/28/2018	$782,000	2.0%	25.0%	$8,000,000	08/28/2019

Outstanding Debts

None.

Related Party Transactions

None.

Capital Structure

CLASS OF SECURITY	SECURITIES (OR AMOUNT) AUTHORIZED	SECURITIES (OR AMOUNT) OUTSTANDING	VOTING RIGHTS
Common Stock	30,000,000	18,863,462	No
Series Seed Preferred Stock	12,400,000	0	No

	SECURITIES RESERVED FOR ISSUANCE UPON EXERCISE OR CONVERSION
Warrants:	0
Options:	1,300,774

Risks

Our management will have broad discretion over the use of the proceeds we receive in this offering and might not apply the proceeds in ways that increase the value of your investment. We expect to use the net proceeds from this offering for general corporate purposes, including working capital and capital expenditures. Our management might not be able to yield a significant return, if any, on any investment of these net proceeds. You will not have the opportunity to influence our decisions on how to use our net proceeds from this offering.

Chad Newell, our founder and sole director, and other significant investors will control approximately 40% of our outstanding shares of common stock after this offering, and this concentration of ownership may have an effect on transactions that are otherwise favorable to our stockholders. When this offering is completed, our founder and sole director, Chad Newell, will beneficially own approximately 40% of our outstanding shares of common stock, making him our largest stockholder. As a result, Mr. Newell will have the ability to influence control of the outcome of matters submitted for stockholder approval, including the election of directors. This concentration of ownership may impede a change in control, and could hold up decisions on some transactions when Mr. Newell's support is necessary, no matter the effect of the transactions on other stockholders.

If we do not successfully implement a liquidity transaction, you may have to hold your investment for an indefinite period, and we have no current plans to pay cash dividends on our common stock for the foreseeable future. Our charter does not require our board of directors (our sole director) to pursue a liquidity transaction. Market conditions and other factors could cause us to avoid a liquidation or other type of liquidity transaction, such as a merger or sale of assets. We cannot guarantee that we will be able to liquidate all assets. If we do not pursue a liquidity transaction, or delay such a transaction due to market conditions, your shares may continue to be illiquid and you may, for an indefinite period of time, be unable to convert your investment to cash easily and you could suffer losses on your investment. In addition, we intend to retain future earnings, if any, for future operations, expansion, and debt repayment and have no current plans to pay any cash dividends for the foreseeable future.

No public trading market for your shares exists, and we do not have plans presently to apply for listing of our shares on any securities exchanges or online securities marketplaces. Consequently, it will be difficult for you to sell your shares and, if you are able to sell your shares, you will likely sell them at a substantial discount to the public offering price. The shares offered hereby may not be sold or transferred for one year. There is no public market for our shares, and we currently have no plans to list our shares on a stock exchange or other trading market. Until our shares are listed, if ever, you may not sell your shares unless the buyer meets the applicable suitability and minimum purchase standards. If you are able to sell your shares, you would likely have to sell them in an illiquid market at a substantial discount to the price you paid for the shares in this offering. It is also likely that your shares would not be accepted as the primary collateral for a loan. Because of the illiquid nature of our shares, you should purchase our shares only as a long-term investment and be prepared to hold them for an indefinite period of time.

Failure to preserve our corporate culture as our company grows could have an impact on our staff's ability to remain innovative and work effectively as a team. We have invested time and energy in developing a team of employees that values and encourages innovation and creativity. If we were to lose our company culture as we are transformed into a public and growing company, pursuit of our corporate objectives could be compromised and our business could suffer.

Our future success depends on our management team and our ability to attract, retain and motivate qualified personnel. Our future success largely depends on our founder, sole director and chief executive officer, Chad Newell, who has extensive experience in the stock-photo industry. If he or other members of our management team, including technical and marketing personnel, were to leave Snapwire, we might not be able to find replacements who could implement our business strategy. This could have a material adverse impact on our business, our financial condition and results of operations. If any of our managers were to join or start a new, competing business, we could lose customers and photographers. There could be costs involved in recruiting and retaining replacement personnel. We do not hold "key person" life insurance. We may not be able to attract additional employees we might need in the future in order to effectively manage and grow our company, which would affect our success.

As government regulation of the Internet evolves, our business could be adversely affected. Changes in laws governing the Internet could make it more difficult for us to conduct our business. Depending on what actions lawmakers in the United States and abroad take, the Internet could become less popular among the public and its growth could stagnate. New laws or new legal interpretations could affect such things as online contracts, credit card fraud, advertising, taxation, privacy, copyrights, consumer protection, intellectual property infringement and more. The cost to comply with new laws or regulations could be significant and would increase our operating expenses. Different countries around the world may implement more restrictive laws than the U.S. Plus, many of the laws that are being applied to Internet commerce remain untested in the courts, leaving unanswered questions about future enforcement and their impact on our business and financial condition. We must keep abreast of differing Internet-related laws in all of the countries in which we provide content licensing. Failing to comply could affect our business operations.

Our business hinges on a strong and dependable Internet. If the Internet infrastructure should decline in its capabilities, making it less useful and less desirable of a communications tool, our business could be adversely affected. Our business depends on continued maintenance of the Internet infrastructure to support uninterrupted access to the services it provides or will provide. This includes accommodating expected growing numbers of users and increasing bandwidth requirements. Issues related to viruses, malware and other programs that affect the Internet's performance, causing outages and service delays, could negatively affect our business operations.

Because we have developed some of our technology using "open source" software, restrictions may apply as to how we use or distribute our services or we may be required to publicly release portions of our source code. Open source software sometimes is subject to third-party licenses that could restrict our software and services. These licenses generally require the source code that is covered to be made available to the public, including any modifications that have been made. If portions of our proprietary technology is deemed covered by an open-source license, we could be ordered to release them to the public or re-engineer those portions, or we might be limited in the licensing of our technologies. If any of these events were to occur, the value of our services and technologies could decline or the need for them eliminated, which would adversely affect our ability to stay in business or to grow.

We could be subject to hackers and other cyber-criminals despite our security measures, putting our customers' private information at risk and exposing us to possible litigation and loss of reputation. The security measures we take to protect confidential information we collect from our customers – especially credit card information – may not be able to prevent all cybercrime attacks. If our systems are invaded by hackers, viruses, malware or other attackers, confidential information could be misappropriated and our operations could be interrupted and violated. Our computer systems and data could be compromised without our being aware of it. The result could be expenditure of significant amounts of money to add protection against security breaches or to repair the damage done. We also could harm relationships we have with payment networks, which might ban us from processing our customer transactions. In addition, if third-party services we use to conduct our business, like email, were interrupted or if they threatened confidential data, we could face expensive litigation. The result of serious security breaches could be the loss of business and loss of our reputation, which could affect our financial condition. We also could be found in violation of state, federal and international law, exposing us to fines, lawsuits, criminal penalties and other costs. The technologies we depend on to secure the transmission of confidential information are licensed from third parties and could malfunction or could be breached. In addition, the vendors providing our co-location and cloud services may not have the capability to sufficiently prevent security breaches and other issues that could affect the integrity of information that is stored in and passed through their systems. We are liable if fraudulent credit card transactions occur because we don't collect a cardholder's signature. However our insurance policy protects us from significant loss due to credit card fraud. We so far have not suffered major losses from credit card fraud but the risk is ever present.

If access to our website or the functioning of our online services is interrupted due to technological issues, our reputation and results of our business operations could be negatively affected. Our customers and the photographers who use our website expect it to be operational 24 hours a day, 365 days a year. Anything less could cause them to think negatively about us and could discourage them from doing business with us, which could hurt our financial condition. A technological breakdown that leaves our website inaccessible even for a brief period could result in negative publicity and damage to our reputation that could take a long time to repair. A loss of website function could happen anyway due to any number of factors, including online viruses, security breaches, network or power failures or a high volume of visitor traffic. In addition, our operations could be negatively affected by a service failure on the part of third-party companies we hire and depend on for maintenance of our data centers, hosting of our applications and keeping us connected to the Internet, among other services. If these companies become undependable or unavailable, our business could be adversely affected. Depending on the cause of the service interruption, we may not be able to correct it quickly or at all.

We must routinely upgrade our technology to stay current and competitive in order to continue to grow. To stay competitive, we must insure our technology infrastructure is up to date so that it functions without disruption and our website continues to have the features the market demands. For financial and other reasons, we may not be able to keep up with the pace of improvement enjoyed by our competitors and as a result, we may lose business. We currently do not have specific plans for any infrastructure upgrades that would require significant capital investment. In the future we will need to improve and upgrade our technology, database systems and network infrastructure in order to allow our business to grow in both size and scope.

We must insure that our website always provides for a positive user experience in order to encourage customer loyalty. If we are unable to meet both our photographers' and photo users' expectations for using our website, our business could suffer. Photo buyers must be able to search for and find the image they are looking for quickly and efficiently. Purchasing that photo and downloading it at the desired resolution must be a simple process. Photo creators must be able to quickly and easily upload their pictures, including from mobile electronic devices. If we are unable to keep our search algorithms, our mobile applications, and our upload and download technology up-to-date and as effective or better than our competitors' systems, we may not be able to retain our existing customers and photographers or attract new ones.

Changes in currency exchange rates could have an adverse impact on our business. Our business results are expressed in U.S. dollars, including revenues and expenditures originating in other countries where local currency is used. The currency exchange rate – the status of the U.S. dollar as compared to the rest of the world's currency – could dictate whether our revenues meet expectations. A strong U.S. dollar, for example, could result in decreased revenues after conversion of foreign money. Similarly, we pay our contributing photographers based abroad in U.S. dollars. When the dollar is strong, that expenditure is higher. As exchange rates vary, our sales and other operating results may differ materially from what was projected. Our revenue from international sources is immaterial at this time.

Much of our business depends on our customers' advertising and marketing budgets, which fluctuate with the state of the world economy. Demand for digital images tends to ebb and flow with the size of corporate marketing budgets. The healthier the budgets for marketing and advertising campaigns, the greater the need for large numbers of photos, which helps our business to thrive. In this way, our financial condition is tied in with the world economy. When the economy is weak, companies may cut their advertising expenditures and their need for photos. During hard economic times, we may be unable to retain our existing customers or attract enough new ones, which could cause our business to suffer.

Plans to expand our international operations could affect our financial condition. Expanding our international presence is an important aspect of our plans for growth. With those efforts come potential costs and risks that could affect our business success. We do not have experience operating abroad and working with different languages, cultures, government regulations and legal systems. We may need to devote substantial time and resources to opening branch offices in foreign countries, learning to satisfy the preferences and needs of foreign markets, understanding and complying with local laws and regulations applicable to our business, protecting our intellectual property rights beyond the reach of U.S. protections, and navigating foreign tax laws that could be financially detrimental. We may not be able to meet our goals for international expansion.

The number of competitors could grow as technology makes it easier to enter the microstock space. The barriers are relatively low for creating a microstock website and that, along with the potentially huge market for digital images thanks to social media, could add to the competition we face. New competitors could have the ability to raise large amounts of money, and through ambitious marketing could surpass our brand awareness. They could siphon off both our paying customers and our contributing photographers, which could hurt our business.

The mobilestock (microstock) industry is extremely competitive and that could hamper our ability to succeed. The mobilestock or microstock industry encompasses companies that source their photos almost exclusively through the Internet. They accept images that are shot by amateurs as well as professional photographers and they license them for relatively low prices and royalty free. The industry is getting more and more crowded as cell-phone camera technological advances make it easier for greater numbers of people to take quality photographs. The result could be lower prices paid for photos, thinner profit margins and a reduction of our share of the market. Our competition includes everything from other online image marketplaces such as Shutterstock, Twenty20 and Fotolia, to stock photo agencies like Getty Images, to photo-sharing websites like Instagram to traditional commissioned photographers and photo agencies. Many of our competitors are larger and better capitalized than we are. Our competitive edge could be affected by the competition's pricing strategies, the amount of resources they devote to marketing efforts, the public's awareness of their brands and their quicker response to advances in technology. In addition, we may not be able to compete with the fees paid to contributing photographers or the ease-of-use of competing online platforms. If photographers stop uploading content to our website or remove past content, our business will suffer. If the competition develops new products or technologies, our offerings could be seen as less desirable to the buyers of digital images, which could adversely affect our financial condition.

Because the mobilestock industry is relatively new and constantly changing, it is difficult to project our performance and whether we will be successful. Our operational history is limited and our business plan is based on assumptions about the digital photography market that may or may not prove to be accurate. The demand for in-the-moment photos shot on cell-phone cameras may not be as healthy as we think and may not have the growth potential we are forecasting. In addition, we may not be able to meet the needs of the evolving marketplace. For example, we may not be able to retain our existing customers and attract new ones, provide the type of photography they demand, compete with other mobile stock providers or keep pace with technological advances required to accommodate and satisfy a growing customer and photographer base located in the United States and abroad. Because of our relatively brief history, we cannot guarantee we will overcome all hurdles in our path and you should not look at our past growth achievements as indicators of future success.

If we experience significant growth and we fail to effectively manage it, our business and operating results may suffer. If we experience significant growth, we will experience demands on our management and our operational and financial infrastructure that will require us to commit substantial financial, operational and technical resources to management. Continued growth could also strain our ability to maintain reliable operation of our online marketplaces for our customers and contributors, develop and improve our operational, financial and management controls, enhance our reporting systems and procedures and recruit, train and retain highly skilled personnel. If our operations grow, we will need to improve and upgrade our systems and infrastructure, which will require significant expenditures and allocation of valuable management resources. If we fail to allocate limited resources effectively in our organization as it grows, our business, operating results and financial condition will suffer.

The risk of earthquakes, fires and other natural disasters plus human-caused disruption such as crime or terrorism could have a negative impact on our business. Interruption of our operations caused by a natural disaster such as an earthquake or human impact such as a break-in, terrorist attack, human error or computer failure could negatively and materially affect our financial condition. This is especially true if our insurance coverage is insufficient to cover our losses. Our servers also may be vulnerable to computer viruses and hackers, which could cause business interruptions or delays or loss of proprietary information, including private customer data, which could negatively affect our business. Because we are a web-based business, fully functioning and dependable technological operations are essential. If they were to fail even temporarily, we could face high maintenance costs as well as run the risk of losing our customers and our contributing photographers, which would be harmful to our business.

The non-payment of amounts due to us from certain of our larger customers may negatively impact our financial condition. Our revenue generated through direct sales to large organizations has grown and historically represented less than 15% of our total revenue. In 2017, we anticipate generating revenue from at least one customer that may represent greater than 20% of our total revenue. Some of our major customers purchase our products on credit and therefore we assume a credit risk for non-payment in the ordinary course of business. Although we evaluate the credit-worthiness of new customers and perform ongoing financial condition evaluations of our existing customers, there can be no assurance that our allowances for uncollected accounts receivable balances will be sufficient. As our direct sales continue to grow, we expect to increase our allowance for doubtful accounts primarily as the result of increased sales to customers who pay on credit.

The processes we use to collect customer payments carry potential risks that could affect our operating costs and harm our financial condition. We pay fees for certain payment methods, including credit and debit cards, which could increase in the future and affect our operating costs. In addition, as new payment methods become available, new regulations and the potential for fraud may have a negative impact on our operations. If rules and certification requirements related to electronic funds transfers should change to the point where we could no longer comply with them or it would be difficult to do so, we could face fines or higher transaction fees or lose the option of accepting credit or debit card payments. A number of laws and regulations relating to money laundering, international money transfers, privacy and information security and electronic fund transfers apply to us. If we were found to be in violation of applicable laws or regulations, we could be subject to civil and criminal penalties or be closed down altogether.

We may need to raise additional capital in the future with no guarantee we will be able to do so on acceptable terms or at all. We expect to continue to invest in our business to help it grow and we may require additional funds for such things as infrastructure and technology improvements, developing new website features, adding to our personnel or acquiring a company. We may need to seek equity or debt financings. If either or both were to happen, our existing stockholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of holders of our common stock. Any future debt financing could involve restrictive covenants relating to our capital-raising activities and other financial and operational matters. That could make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. If we are unable to obtain adequate financing or financing on terms satisfactory to us when we require it, our business growth could suffer and our ability to respond to business challenges could be harmed.

If we do not successfully integrate past or potential future acquisitions, our business could be adversely affected. We may pursue acquisitions in the future to enhance our business offerings. The benefits resulting from an acquisition could take a significant amount of time to – or may never – emerge. Future acquisitions or investments could result in dilutive issuances of equity securities, use of large amounts of cash or incurrence of debt, contingent liabilities or amortization expenses. Any of these could adversely affect our financial condition. In addition, integration of a new company's operations, assets and personnel with ours could consume a considerable amount of management's time. There are other potential risks associated with acquisitions, including outstanding, unforeseen or hidden liabilities, information security weaknesses, inability to generate revenue to offset the cost of acquiring a company, and the potential for losing or harming relationships with our customers, suppliers and employees.

We hold trademarks for our brand names and own our Internet domain name. Any unauthorized use of those names or challenges to our rights to them could affect our business. We have registered the name "Snapwire" as a trademark in the United States. Even so, our competitors could choose to use our names or purchase rights to names similar to ours as Internet search terms, which could cause confusion for the public and interfere with our efforts to build our brand. There also is the possibility that owners of other trademarks with elements similar to our name could make infringement claims against us, which could harm our reputation and affect our business. We own the www.snapwi.re Internet domain name and various other related domain names. However, domain regulatory bodies could change their policies and rules in ways that will have an impact on the effectiveness of our brand-identifying domain name in the United States or in other countries where we conduct business now or in the future and that could affect the success of our business.

If we fail to protect our intellectual property, our business could be harmed. We make a significant effort to protect our intellectual property rights including our trade secrets, trademarks, copyright and those rights pertaining to our online marketplace and search algorithms. Even with our efforts to protect our rights, there is a possibility that parties lacking authorization will attempt to copy our intellectual property and use our trade secrets. If that should happen, our business could be harmed. In addition, we may be forced into litigation, which often is expensive and time-consuming, to protect our trade-secret rights. The outcome of such litigation could have a negative impact on our competitive position. We also may need to protect our intellectual property rights in proceedings before governmental administrative bodies both in the U.S. and abroad. Keeping watch over those rights may become more difficult and costly as we expand into new countries, especially those lacking strong laws protecting intellectual property. Our efforts to protect our property rights could be a drain on our resources and affect our business bottom line. We also may fail to obtain or maintain trade secret protection, and as a result, our competitors could acquire our trade secrets or independently develop unpatented technology similar to ours or competing technologies, which could adversely affect our competitive business position.

Any third-party claims of infringement or other intellectual property rights violations could be costly and could substantially hurt our business. Third parties may in the future assert that we have infringed, misappropriated or otherwise violated their intellectual property rights, and as we face increasing competition, the possibility of intellectual property rights claims against us grows. Existing laws and regulations are evolving and subject to different interpretations, and new laws or regulations may be enacted. It is possible that we are or will be infringing on or violating third-party intellectual property rights or rights related to technology use. It may be necessary to devote significant personnel time and financial resources to defending against infringement or misappropriation claims. If judgment is against us, we may be required to pay damages and attorneys' fees; we may be ordered to cease making, licensing or using content that we infringed or misappropriated; we may be forced to expend additional development resources to redesign our technology; we may have to enter into potentially unfavorable royalty or license agreements in order to use necessary technologies, content, or materials; and we may need to indemnify our partners and other third parties. Royalty or licensing agreements may be unavailable on terms acceptable to us, or not available at all.

We may be subject to infringement claims by third parties asserting rights to photographs on our website. Photographers must affirm that they hold the rights or releases to the photographs they submit for licensing on our website. Even though we have a review process, we cannot guarantee that all photos in our library are properly released. As a result, we may be subject to infringement claims or other legal action by third parties. Because of this possibility, we indemnify all photo buyers for up to $10,000 in legal costs and damages they incur from using an image they license from us. We also offer special contracts and agreements for some customers with larger indemnification amounts. If we are unable to maintain sufficient insurance coverage for financial reasons to protect us from losses, our business could be affected. Any claim against us whether meritorious or not could hurt us financially, harm our reputation and affect the success of our business.

The threat of unauthorized use of our photography is ever-present and is a source of lost revenue. Although intellectual property laws are designed to protect our images, they can't always be effectively enforced, especially in certain countries outside of the United States. Therefore there is always the threat of people using our photos without authorization and without paying a licensing fee. We cannot guarantee this won't happen and if it does, it equates to money lost. We cannot guarantee that we will be able to prevent the unauthorized use of our digital imagery or that we will be successful in stopping such use once it is detected. In addition, there is the chance that photographers posting on our website and our customers may attempt to bypass our services and work with each other directly, outside of Snapwire's platform. Such behavior would be in violation of our terms of use agreement and would result in lost revenues.

If we engage in mergers or acquisitions, or if we invest in new businesses, we will be subject to additional risks. We may acquire new businesses, invest in or enter into joint ventures with other businesses, develop new businesses internally or close or consolidate businesses. Failure to execute on any of these in a satisfactory manner could adversely affect our future results of operations and financial condition. Performance of any of these efforts may divert attention of management from operating our existing business and we may not effectively evaluate target companies, investments or investment partners or assess the risks, benefits and cost of buying, investing in or closing businesses or of the integration of acquired businesses. These activities may not meet our performance and other expectations and may expose us to unexpected or greater-than-expected costs, liabilities and risks.

Expanding beyond our current business model could result in additional risks. We intend to add new services on our website, such as offering video or listing local photographers who will accept in-person photo assignments. These or other new services could result in new costs of doing business. There could be new expenses associated with tackling new and different competition, meeting new infrastructure requirements and solving new legal and regulatory challenges. We can't guarantee revenues earned from providing new services will cover potential expenses.

Our photographers are free to post the images they create on multiple microstock platforms, including our competitors' websites. Conforming to the industry standard, we do not limit where our photographers can post their images online. The exception is if the photographer agrees to an exclusivity deal with Snapwire. Otherwise, a particular photo can be available for licensing in numerous Internet marketplaces in addition to ours, which means we could lose potential revenue if customers choose to buy that photo through another website. In addition, having a photographer's work available on other websites could hurt our branding efforts to distinguish ourselves from our competition and could cause confusion for customers, which could hurt our financial condition.

We may not be able to increase the awareness of our brand in the marketplace as quickly or as effectively as is necessary to insure revenue growth. To increase revenues we must expand our photographer and photo-user pools. To accomplish this, we must increase our visibility in the marketplace. Potential customers and image creators must be aware we exist and be able to find us. We need to demonstrate how our website can be useful to them. That could require us to devote more resources to marketing efforts, including advertising and other expenses, to build public awareness of our brand. Even with an enhanced marketing effort, there is no guarantee that we will be able to increase the number of new visitors to our website and in turn, convert them into contributing photographers or paying customers. Any number of conditions could affect the success of our marketing efforts, including a poorly executed campaign, the failure to expand our photo library to keep customers coming back for more, or an inability to keep up with new technologies, which could have a negative impact on user experience with our website and adversely affect our results of operations and future growth.

Our goal of generating a greater percentage of our revenue from large companies could require more resources to provide the services required, which could increase our operating costs and hurt our business. Part of our growth strategy is to focus on attracting more of the larger companies that have digital image needs. Historically most of our revenue has come from medium- and small-sized companies. By working with larger companies, we may face increased service requirements, greater indemnification requirements, more intense pricing pressure, and the need for additional working capital to accommodate the larger receivables and collections issues that are likely to occur as a result of being paid on credit terms. If we are unable to adequately address those demands, it may affect our ability to work with greater numbers of large companies, which may adversely affect our results of operations and future growth.

Competition in our industry is intense, and we may not be able to compete successfully. The mobilestock/microstock image industry is highly competitive. Our competitors have greater financial and other resources than we do. Increased competition has caused the mobilestock/microstock industry to change, as our competitors seek to lower costs, further inWe must continue to attract and retain both photography creators and photography buyers in order for our business to be successful. Our business is equally dependent upon two groups of people: those who take photographs and want to make them available for licensing and those who need photographs for various uses and are willing to pay for a use license. Our business cannot be successful – cannot operate – if we have one group but not the other. In addition, the numbers of creators and users each must continue to grow or our business could suffer. If the number of photo users does not grow, we may not be able to attract large numbers of photographers and encourage them to use and continue to use our website to post their work. If the number of photographers – and the photos they produce – does not grow, we may not be able to attract and retain large numbers of photography users who demand a steady supply of fresh, new material from which to choose. Our business also depends on constantly improving photography quality. If we are unable to attract higher skilled and talented photographers to our website, we may not be able to attract the larger, higher paying photo customers, such as large corporations and advertising agencies. Conversely, if we aren't attracting more prestigious photo users, we may not be able to attract top-rated photographers.creasing pressure on the industry's profit margins. Heightened competition, significant pricing initiatives or discount programs established by competitors or new entrants could create additional competitive pressures that reduce margins and adversely affect our business, financial condition and results of operations.

Snapwire is a development-stage company with limited operating history, minimal operating capital, no significant assets and no revenue from operations. If we cannot raise enough investment capital in the future, we may not survive. We have minimal operating capital and, even if we raise $750,000 in this offering, for the foreseeable future we will be dependent upon our ability to finance our operations from the sale of additional equity or other financing alternatives. We have a history of accumulated deficits that may continue into the foreseeable future. Startups often depend on raising several rounds of additional capital until they're profitable. There can be no assurance that we will be able to successfully raise operating capital. The failure to successfully raise operating capital could result in our bankruptcy or other event which would have a material adverse effect on us and our stockholders. We have no significant assets or financial resources, so the failure to raise sufficient operating capital could put your investment dollars at significant risk. Between September 21st, 2016 and December 9, 2016, we conducted an equity crowdfunding offering on StartEngine.com where we successfully raised $176,794. Prior to commencing the offering, from approximately August 1, 2015 to March 1, 2016, we had received indications from potential investors interested in investing in an offering of approximately $13,000,000 from 2,300 potential investors in two Test The Waters Campaigns while the company explored the possibility of raising proceeds under Title IV of the Jumpstart Our Business Startups Act (JOBS) of 2012. On this offering, there can be no assurance that potential investors who expressed interest in investing during our Test The Waters Campaigns will invest in this present offering on WeFunder. At this time we do not have plans to conduct an offering under Title IV of the JOBS Act.

Description of Securities for Prior Reg CF Raise

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

Minority Ownership

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Exercise of Rights Held by Principal Shareholders

As holders of a majority-in-interest of voting rights in the Company, the shareholders may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor. For example, the shareholders may change the terms of the operating agreement for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. The shareholders may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns. The shareholders have the right to redeem their securities at any time. Shareholders could decide to force the Company to redeem their securities at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability. In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted. Based on the risks described above, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Restrictions on Transfer

The securities offered via Regulation Crowdfunding may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

- to the issuer;
- to an accredited investor;
- as part of an offering registered with the U.S. Securities and Exchange Commission; or
- to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

Valuation Methodology for Prior Reg CF Raise

These are examples and would need to be tailored to the particular instrument offered. This should be used as a guide only. It is important that you accurately describe your current and planned valuation methods and include all information that would be material to investors with respect to their decision to invest in the securities you are offering, and that you do not omit any information that would cause the included information to be false or misleading.

For non-convertible debt, add the following: In the future, any value given the notes by the Company will be determined by the board of directors in accordance with U.S. generally accepted accounting principles. If the notes are traded on a market and their price is readily available, they will be valued based on their trading prices. Otherwise, they will be valued at fair market value as determined in good faith in accordance with generally accepted standards on a [quarterly] basis. For example, the notes may be valued based on principal plus anticipated interest payments over the course of the term of the loan. Valuation determinations will be reviewed no less than [annually] by the Company's [valuation committee] [board of directors].

In the future, we will perform valuations of our common stock that take into account factors such as the following:

- unrelated third party valuations of our common stock;
- the price at which we sell other securities, such as convertible debt or preferred stock, in light of the rights, preferences and privileges of our those securities relative to those of our common stock;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the lack of marketability of our common stock;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;

- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

Company

Snapwire Media, Inc.

- Delaware Corporation
- Organized August 2012
- 17 employees

3905 State Street
Santa Barbara CA 93105

https://www.snapwi.re/

Business Description

Refer to the Snapwire profile.

EDGAR Filing

The Securities and Exchange Commission hosts the official version of this annual report on their EDGAR web site. It looks like it was built in 1989.

Compliance with Prior Annual Reports

Snapwire is current with all reporting requirements under Rule 202 of Regulation Crowdfunding.

All prior investor updates

You can refer to the company's updates page to view all updates to date. Updates are for investors only and will require you to log in to the Wefunder account used to make the investment.

Say Hello

Questions? Ideas? Love Letters?

Say something nice....

SUBMIT COMMENT


You're pretty neat.

You're the first one here!
Early people don't usually get a prize, so here's a love letter from us.